EXHIBIT 6.1

SOFTWARE LICENSE AGREEMENT

This SOFTWARE LICENSE AGREEMENT (“Agreement”) is effective as of the 10th day of July, 2020 (the “Effective Date”) between HAPPY Holdings, LLC, a Delaware limited liability company (“HAPPY”), and Careerlink, LLC, a Nebraska limited liability company, (“Careerlink”).

RECITALS

HAPPY is the owner proprietary software known as “Employee Retention Software IP” an employee retention software platform (the “Software”).

Careerlink seeks to acquire from HAPPY an exclusive right and license (the “License”) to use, reproduce and market the Software, solely for the purpose of servicing the customers of Careerlink and any parent or subsidiary entity.

HAPPY is willing to grant to Careerlink the aforementioned License subject to the terms and conditions contained herein.

AGREEMENT

In consideration of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. License. Subject to Careerlink’s compliance with its obligations herein, HAPPY hereby grants to Careerlink a limited, non-transferable, exclusive, sub-licensable, right and license to use the Software to be used worldwide. For purposes of this Agreement, “Improvements” shall mean all versions, updates, corrections, improvements, advances, developments, modifications, enhancements, variations, revisions, adaptations, or extensions of feature sets of any of the Software, created or acquired on or after the Effective Date, including all Intellectual Property Rights therein or associated therewith. “Improvements” shall also mean, with respect to all versions, updates, corrections, improvements, advances, developments, modifications, enhancements, variations, revisions, adaptations, or extensions within the scope of backup software that receives file notifications and file modification updates directly at the kernel level, in each case, created or acquired on or after the Effective Date and including all Intellectual Property Rights therein or associated therewith.

2. Duration of License. The License shall commence on the Effective Date and shall continue for an initial term of one year from the Effective Date (the “Term”), or until terminated in accordance with the provisions of Section 5. The Agreement shall automatically renew for annual extensions thereafter unless terminated as provided herein.

3. Reserved Rights. All right, title and interest in and to the Software (including the ownership thereof), and any related and applicable copyrights, trade secret rights, patents or patent applications shall be the sole and exclusive property of HAPPY. Except to the extent of the rights expressly granted herein to Careerlink and any of its sub-licensees, neither Careerlink nor any of its sub-licensees shall acquire any right, title or interest in or to the Software. In addition to the rights reserved by HAPPY to the Software herein, all other intellectual property of the parties shall be the sole and exclusive property of such party and this Agreement shall not grant rights to any such intellectual property to the other party.

4. Payments and Fees. In consideration of the grant of the License, Careerlink shall pay to HAPPY an annual royalty payment (the “Royalty Fee”) of $10,000 for the Term. The Royalty Fee shall be payable annually on the anniversaries of the Effective Date of this Agreement; provided, however, that Careerlink may prepay all or any portion of the annual Royalty Fee in its discretion.

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5. Termination. This Agreement will remain in effect until either party gives ninety (90) days’ written notice to the other party. In the event of termination of this Agreement Careerlink shall return to HAPPY all the Software and other materials (including all copies) in its possession or control relating to the Software. Furthermore, Careerlink shall take such further steps as may be reasonably required by HAPPY to protect the Software from misappropriation by third parties. This section shall survive any termination of this Agreement.

6. Copyright. Careerlink shall not copy any part of the Software except for backup or archival purposes. Careerlink shall not permit any other person or entity to copy any of the Software. Careerlink shall include on all authorized copies made by it of the Software, all proprietary, copyright, trade secret and patent legends, in the same form and location as any legend appearing on the Software, or in any other form and location reasonably specified by HAPPY from time to time in writing.

7. LIMITATIONS OF LIABILITY. NEITHER HAPPY NOR ANY OF ITS OWNERS SHALL BE LIABLE TO CAREERLINK OR ITS CUSTOMERS (WHETHER UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY) FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, EVEN IF HAPPY HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING ALLOCATION OF RISK IS REFLECTED IN THE CAREERLINK FEE CHARGED UNDER THIS AGREEMENT.

8. Relationship of the Parties. Nothing contained herein shall be construed to place the parties in the relationship of partners, joint venturers, agency or master/servant. Neither party has the power to obligate or bind the other in any matter whatsoever.

9. Assignment. Neither this Agreement nor any other rights hereunder shall be assigned or otherwise transferred in any manner by either party without the prior written consent of the other party. Notwithstanding anything to the contrary contained herein, both party’s rights and obligations hereunder may be assigned to: (i) any affiliate of such party; and (ii) any third party who acquires substantially all the business of such party to which this Agreement relates, whether by merger, purchase of such party’s stock or assets, or otherwise, but only if such successor agrees in writing to be bound by all the terms and conditions of this Agreement, which writing is provided to the other party hereto. In no event shall this Agreement be assignable by either party if such assignment or transfer is to a competitor of the other party.

10. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and supersedes and cancels all previous negotiations, agreements, commitments, and writings in respect of the subject matter hereof and there are no understandings representations, conditions, warranties, expressed or implied, statutory or otherwise made or assumed by the parties, other than those expressly contained in this Agreement. No party shall be bound by any term, clause, provision or conditions save as expressly provided herein or as duly set forth on or subsequent to the Effective Date of this Agreement in writing signed by duly authorized officers of the parties.

11. Severability. In the event of an enforceable decision or statutory directive declaring invalid an essential part of this Agreement, without which this Agreement would not have been entered into, this Agreement may, at the option of either party, be terminated upon giving written notice; provided, however, that the parties must agree, in the exercise of reasonable business judgment, that the decision or directive satisfies the terms of this provision and the parties comply with its respective obligations up to and through the date of such decision or directive. Except as aforesaid, if any term, clause, provision, or condition of this Agreement is similarly adjudged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause, provision or condition and such invalid term, clause, provision or condition shall be deemed to have been deleted from this Agreement.

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12. Waiver. No forbearance, delay or indulgence by either party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that party nor shall any waiver of its rights operate as a waiver of any subsequent breach. No right, power, or remedy herein conferred upon or reserved for either party is exclusive of any other right, power or remedy available to that party and each such right, power or remedy shall be cumulative. No waiver by either party of its rights hereunder shall be valid unless it is in writing signed by that party.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington. The prevailing party in any lawsuit brought under the terms of this Agreement shall be awarded reasonable attorneys’ fees and costs. Venue for all purposes shall be King County, Washington.

14. Amendment. No supplement, amendment or modification of this Agreement shall be binding unless executed in writing by the parties hereto.

15. Binding. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, successors and assigns as set forth herein.

16. Authority. Each party has the full right, power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. Neither the execution nor delivery of this Agreement nor the consummation of the transaction contemplated hereby conflicts with, constitutes a breach, violation, or termination of any provision of any agreement to which either party is bound.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties agree that a facsimile signature shall constitute an original hereunder.

18. Headings. The section headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

ACCEPTANCE OF AGREEMENT: Signatures below indicate that both parties fully understand and accept the terms of this Agreement.

HAPPY Holdings, LLC

By:
Print:	Phil Greenwood
Title:	Founder
Date: July 10, 2020

Careerlink, LLC

By:
Print:	Phil Greenwood
Title:	CEO
Date: July 10, 2020

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